UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 7, 2006
SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 McCarthy Boulevard, Milpitas, California 95035
(Address of principal executive offices)                (Zip Code)
Registrant’s telephone number, including area code (408) 801-1000
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On July 7, 2006, SanDisk Corporation, or SanDisk, closed a transaction with Toshiba Corporation, or Toshiba, under which SanDisk and Toshiba created a new semiconductor company, Flash Alliance, Ltd., a Japanese tokurei yugen kaisha, owned 49.9% by SanDisk and 50.1% by Toshiba, and agreed to cooperate in the construction and equipping of an additional 300-millimeter NAND wafer fabrication facility, Fab 4, to produce NAND flash memory products for the parties. Toshiba is bearing the cost to construct the Fab 4 building, which will be located in Yokkaichi, Japan, the site of the parties’ current FlashVision and Flash Partners ventures. Both parties will equally share the cost of the manufacturing equipment as well as startup costs and initial design and development of manufacturing process technology, which costs are expected to be substantial, and depreciation of the Fab 4 building will be a component of the cost per wafer charged to each party. With the creation of Flash Alliance, Ltd., SanDisk and Toshiba are further expanding their current business relationship. In 2000, SanDisk and Toshiba formed a venture, FlashVision, to equip a 200-millimeter NAND wafer fabrication facility and to operate the facility and supply wafers to each of SanDisk and Toshiba, and in 2004, SanDisk and Toshiba formed an additional venture, Flash Partners, to equip a new 300-millimeter NAND wafer fabrication facility and to operate the facility and supply wafers to each of SanDisk and Toshiba.
     The capacity of Fab 4 at full expansion is expected to be greater than 100,000 wafers per month and the timeframe to reach full capacity is to be mutually agreed by the parties. To date, the parties have agreed to an expansion plan to 67,500 wafers per month for which the investment in Fab 4 is currently estimated at approximately $3.0 billion through the end of 2008, of which SanDisk’s share is currently estimated to be approximately $1.5 billion. Initial NAND production is currently scheduled for the end of 2007. SanDisk will be entitled to 50% of the total wafer output. For expansion beyond 67,500 wafers per month, it is expected that investments and output would continue to be shared 50/50 between SanDisk and Toshiba. SanDisk expects to fund its portion of the investment through its cash as well as other financing sources.
     In connection with the Fab 4 transaction, SanDisk, SanDisk (Ireland) Limited, or SanDisk Ireland, a wholly-owned subsidiary of SanDisk, and Toshiba entered into a Flash Alliance Master Agreement, or Master Agreement, and other ancillary agreements, each dated as of July 7, 2006, the material rights and obligations of which are described herein. The Master Agreement sets forth the terms and conditions under which Toshiba and SanDisk have agreed to equip and operate Fab 4. Under the terms of the Master Agreement, SanDisk is obligated to purchase half of Fab 4’s NAND wafer production output. In addition to the Master Agreement, SanDisk Ireland and Toshiba entered into a Flash Alliance Operating Agreement, which sets forth the provisions governing the business of Flash Alliance, the conduct of Flash Alliance’s affairs and the rights, powers, preferences, limitations and responsibilities of Flash Alliance’s shareholders, employees and directors.
     SanDisk and Toshiba also entered into an Amended and Restated Common R&D and Participation Agreement, or Common R&D Agreement, and an Amended and Restated Product Development Agreement, or Product Development Agreement, each of which governs the FlashVision, Flash Partners and Flash Alliance relationships. The Common R&D Agreement sets forth the terms and conditions upon which SanDisk participates in Toshiba’s development of certain manufacturing process technology common to each party’s products. SanDisk’s payment obligation under the Common R&D Agreement is based on a variable computation with certain payment caps and is paid in installments. The Product Development Agreement sets forth the terms and conditions upon which Toshiba and SanDisk have agreed to jointly develop certain products and technologies, and SanDisk’s payment obligation thereunder is based on a variable computation.
     In addition to the agreements described above, SanDisk, SanDisk Ireland and Toshiba also entered into a Patent Indemnification Agreement and SanDisk Ireland and Toshiba entered into a Mutual Contribution and Environmental Indemnification Agreement. The Patent Indemnification Agreement provides for certain rights and obligations of each party for claims that NAND flash memory products manufactured and sold by Flash Alliance infringe third-party patents. Under the Mutual Contribution and Environmental Indemnification Agreement, Toshiba and SanDisk Ireland have agreed to mutually contribute to, and indemnify each other and Flash Alliance for, environmental remediation costs or liability resulting from Flash Alliance’s manufacturing operations in certain circumstances.
     The above descriptions of the material terms of the Master Agreement, Flash Alliance Operating Agreement, Common R&D Agreement, Product Development Agreement, Patent Indemnification Agreement and Mutual Contribution and Environmental Indemnification Agreement are qualified in their entirety by reference to the full text of these agreements, which SanDisk intends to file as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending October 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 12, 2006

SanDisk Corporation
By:	/s/ Judy Bruner

	Name:	Judy Bruner
	Title:	Chief Financial Officer and Executive Vice President, Administration (Principal Financial and Accounting Officer)